Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150
CORRECTED RELEASE
LMI AEROSPACE ANNOUNCES RESULTS FOR
THE SECOND QUARTER OF 2009
Revises 2009 Guidance; Provides 2010 Sales Guidance
     ST. LOUIS, Aug. 7, 2009 — LMI Aerospace, Inc. (NASDAQ: LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries issued a corrected release today with correct non-GAAP cash flow figures in the non-GAAP financial table. This release replaces the new release distributed August 7, 2009, at 8:30 a.m., Eastern Time, and announces financial results for the second quarter of 2009.
     Net sales in the quarter ended June 30, 2009, were $62.8 million compared to $64.9 million in the quarter ended June 30, 2008. Net income for the second quarter of 2009 was $3.2 million or $0.28 per diluted share versus $5.0 million, or $0.45, per diluted share in the second quarter of 2008.
     “We continue to see several encouraging developments at LMI, including a letter of intent for our first design-build program of significance,” said Ronald S. Saks, Chief Executive Officer of LMI Aerospace, Inc. “This program, for which the contract should be executed in the third quarter, will combine the talents of our Aerostructures and Engineering Services segments. We also have executed contracts for additional shipsets and assemblies on the Blackhawk helicopter. Our financial position has also strengthened, as we reduced inventory, brought free cash flow to break even year to date and decreased debt from the end of the first quarter.”
     Net sales for the Aerostructures segment for the second quarters of 2009 and 2008 were as follows:
-more-

LMI Aerospace Announces
Second Quarter 2009 Results

	Q2	% of	Q2	% of
Category	2009	Total	2008	Total
	($ in millions)
Corporate and regional aircraft	$11.8	29.4%	$14.1	33.9%
Large commercial aircraft	18.2	45.3%	12.4	29.8%
Military	8.7	21.6%	11.7	28.1%
Technology	0.4	1.0%	2.2	5.3%
Other	1.1	2.7%	1.2	2.9%

Total	$40.2	100.0%	$41.6	100.0%

     The decrease in corporate and regional aircraft sales was mainly due to reduced production rates and related inventory reductions at Gulfstream and Bombardier. Large commercial aircraft sales benefited from $7.6 million of sales for the Boeing 767 wing-modification and winglet program while sales were lower on the Boeing 737 and 787 platforms. Sales of military products were adversely affected by reduced sales of components and assemblies for the Blackhawk helicopter as customers continue to destock and manage inventories, even while facing rising production rates on the helicopter. The decline in technology sales was due to the lower demand for semiconductor equipment components.
     Net sales for the Engineering Services segment for the second quarters of 2009 and 2008 were as follows:

	Q2	% of	Q2	% of
Category	2009	Total	2008	Total
	($ in millions)
Corporate and regional
aircraft	$4.6	20.4%	$8.4	35.0%
Large commercial aircraft	10.2	45.1%	11.2	46.7%
Military	7.1	31.4%	3.0	12.5%
Tooling	0.7	3.1%	1.4	5.8%

Total	$22.6	100.0%	$24.0	100.0%

     Sales for large commercial aircraft were down $1.0 million as designs on the 747-8 and 787 programs matured. Declines in engineering services for corporate and regional aircraft, primarily related to the G650, were basically offset by increases in military programs supporting the CH-53 helicopter and JSF aircraft.
-more-

LMI Aerospace Announces
Second Quarter 2009 Results

     Gross profit for the second quarter of 2009 was $13.4 million or 21.3 percent of sales compared to $16.7 million or 25.7 percent of sales in the second quarter of 2008. In the second quarter of 2009, gross profit for the Aerostructures segment was $9.0 million or 22.4 percent of sales versus $11.8 million or 28.4 percent of sales in the year-ago quarter. An increase in obsolescence costs of $0.5 million, $0.3 million of start-up costs on the G250 and CRJ-1000, and continued operational issues at the Company’s Sun Valley, California facility of $0.3 million contributed to the decline in gross profit. Additionally, although operating above the Company’s expectations, the 767 wing modification kit provides a lower gross profit margin. Gross profit for the Engineering Services segment for the second quarter of 2009 was $4.4 million or 19.5 percent of sales versus $4.9 million or 20.4 percent of sales in the second quarter of 2008. The lower margin was due mainly to higher overhead rates resulting from fewer work days, lower sales volume, and increase in non-billable hours
     Selling, general and administrative expenses were $7.9 million in the second quarter of 2009, or 12.6 percent of sales, compared to $8.3 million or 12.8 percent of sales in the year-ago quarter.
     Net interest expense was $0.4 million in the second quarter of 2008 and 2009, respectively, reflecting lower interest rates offset by increased borrowings due to the Intec acquisition in January 2009. Income taxes in the second quarter of 2009 were $1.8 million, compared to $2.9 million in the year-ago quarter. The effective tax rate for the second quarter of 2009 was 36.4 percent compared to 36.5 percent the prior year.
     The backlog at June 30, 2009, was $238 million versus $163 million at June 30, 2008.
     For the six months ended June 30, 2009, net sales were $126.8 million compared to $125.3 million in the six months ended June 30, 2008. Net income for the first two quarters of 2009 was $6.6 million or $0.58 per diluted share versus $9.5 million or $0.84 per diluted share for the first two quarters of 2008.
-more-

LMI Aerospace Announces
Second Quarter 2009 Results

     In March 2009, guidance for both the Aerostructures and Engineering Services Segments were changed following Gulfstream’s announced production rate cuts and the lack of visibility of new development projects. We are now revising that guidance for each segment as follows:
     The Aerostructures segment has been impacted as a result of notification in June 2009 of a 25 percent reduction in production of Boeing 767 wing modification kits and winglets, higher inventory destocking by Blackhawk customers, and reduced demand at the California machining plant. The segment now expects 2009 sales of $165 million to $175 million, gross profit of 23.5 percent to 24.5 percent, and selling general and administrative expenses of $24 million to $26 million.
     Guidance for the Engineering Services segment has also been changed to reflect the added engineering revenue from the design build project mentioned above and the decreased engineering opportunities available primarily on Boeing models for which demand is currently difficult to estimate. Revenues are now expected to range from $76 million to $80 million, gross profit from 17.5 percent to 18.5 percent, and selling, general and administrative expenses from $7.4 million to $7.6 million.
     On a consolidated basis, revenues are now expected to range from $241 million to $255 million, gross profit from 21.6 percent to 22.6 percent, selling, general, and administrative expenses from $31.4 million to $33.6 million, interest expense from $1.5 million to $1.6 million, and income taxes are expected to be approximately 36.5 percent.
     Guidance for sales of the Aerostructures segment for 2010 is based primarily on orders in our Blackhawk customer’s inventory system as well as current production rates for large commercial and business jet aircraft, and are estimated to be $185 million to $195 million including orders for new programs received during 2009.
-more-

LMI Aerospace Announces
Second Quarter 2009 Results

     The Engineering Services segment expects sales in 2010 of $70 million to $75 million based on our current limited visibility. Consolidated Sales for 2010 are estimated to range from $255 million to $270 million.
     “We continue to be encouraged by the number of opportunities to grow market share offered by our customers,” Saks said. “We view the aerospace and defense market constructively, believing that weakness in cargo and passenger traffic, as well as reduced enplanements of business jets, will abate in the next twelve months, setting the stage for new order placement and increased engineering and manufacturing activity. During the next year, we will be refining our long term strategy, with emphasis on possible consolidation of plants and expansion of our product mix to include composites manufacturing. In addition, we will continue to evaluate individual plant performance and capability, with particular attention on the operations of our Sun Valley machining plant, given its current dependence on the technology industry and our need to improve the depth of its management group and the capability of its equipment.”
     “We will be exploring strategic alternatives which result in LMI being able to support the considerable growth we foresee in the next few years,” Saks added. “We continue to explore cost reduction, inventory reduction and limited capital expenditures in order to achieve a free cash flow of $15 million to $20 million in 2009. Given our net debt of approximately $33 million currently, and the free cash flow we anticipate for the next twelve months, we expect to be in a favorable position to make strategic acquisitions as our industry begins to improve.”
     LMI Aerospace, Inc. is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries. Through its Aerostructures segment, the company primarily fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, for large commercial, corporate and military aircraft. It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1
-more-

LMI Aerospace Announces
Second Quarter 2009 Results

aerospace suppliers. Through its Engineering Services segment, operated by its D3 Technologies, Inc subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.
     This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2009 and 2010, which are based on current management expectations. Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc. Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission. Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2008, and any risk factors set forth in our other subsequent filings with the Securities and Exchange Commission.
###

LMI Aerospace, Inc.
Condensed Consolidated Balance Sheets
(Amounts in thousands, except share and per share data)
(Unaudited)

	June 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$128	$29
Trade accounts receivable, net of allowance of $336 at June 30, 2009 and $304 at December 31, 2008	38,251	26,887
Inventories, net	58,111	62,393
Prepaid expenses and other current assets	2,298	2,137
Income taxes receivable	151	364
Deferred income taxes	3,373	3,519

Total current assets	102,312	95,329

Property, plant and equipment, net	19,259	20,103
Goodwill	53,559	46,258
Intangible assets, net	22,584	17,861
Other assets	1,075	1,167

Total assets	$198,789	$180,718

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$6,984	$12,363
Accrued expenses	10,934	9,936
Short-term deferred gain on sale of real estate	233	233
Current installments of long-term debt and capital lease obligations	440	498

Total current liabilities	18,591	23,030

Long-term deferred gain on sale of real estate	3,413	3,540
Long-term debt and capital lease obligations, less current installments	37,335	25,536
Deferred income taxes	7,942	5,812
Other long-term liabilities	1,235	—

Total long-term liabilities	49,925	34,888

Shareholders’ equity:
Common stock, $0.02 par value per share; authorized 28,000,000 shares; issued 11,997,541 shares and 11,926,309 shares at June 30, 2009 and December 31, 2008, respectively	240	239
Preferred stock, $0.02 par value per share; authorized 2,000,000 shares; none issued at either date	—	—
Additional paid-in capital	70,760	69,855
Treasury stock, at cost, 363,188 shares at June 30, 2009 and 364,088 shares at December 31, 2008	(1,723)	(1,727)
Retained earnings	60,996	54,433

Total shareholders’ equity	130,273	122,800

Total liabilities and shareholders’ equity	$198,789	$180,718

See accompanying notes to condensed consolidated financial statements.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Operations
(Amounts in thousands, except share and per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Sales and service revenues
Product sales	$39,843	$41,230	$82,577	$77,956
Service revenues	22,986	23,674	44,254	47,365

Net sales	62,829	64,904	126,831	125,321

Cost of sales and service revenues
Cost of product sales	30,935	28,681	62,501	54,568
Cost of service revenues	18,511	19,552	36,361	38,459

Cost of sales	49,446	48,233	98,862	93,027

Gross profit	13,383	16,671	27,969	32,294

Selling, general and administrative expenses	7,939	8,328	16,412	16,384
Severance and restructuring	—	—	362	—

Income from operations	5,444	8,343	11,195	15,910

Other income (expense):
Interest expense, net	(413)	(416)	(835)	(959)
Other, net	17	(6)	(24)	(9)

Total other income (expense)	(396)	(422)	(859)	(968)

Income before income taxes	5,048	7,921	10,336	14,942
Provision for income taxes	1,839	2,894	3,773	5,439

Net income	$3,209	$5,027	$6,563	$9,503

Amounts per common share:
Net income per common share	$0.28	$0.45	$0.58	$0.85

Net income per common share assuming dilution	$0.28	$0.45	$0.58	$0.84

Weighted average common shares outstanding	11,291,492	11,179,613	11,284,678	11,191,977

Weighted average dilutive common shares outstanding	11,319,521	11,296,567	11,313,004	11,310,101

See accompanying notes to condensed consolidated financial statements.

LMI Aerospace, Inc.
Condensed Consolidated Statements of Cash Flows
(Amounts in thousands)
(Unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities:
Net income	$6,563	$9,503
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation and amortization	3,790	3,270
Charges for inventory obsolescence and valuation	920	450
Restricted stock compensation	923	1,248
Deferred tax provision	146	—
Other noncash items	116	14
Changes in operating assets and liabilities, net of acquired businesses:
Trade accounts receivable	(10,833)	(4,338)
Inventories	3,649	(8,662)
Prepaid expenses and other assets	(90)	9
Current income taxes	770	997
Accounts payable	(5,562)	(527)
Accrued expenses	(632)	1,064

Net cash (used) provided by operating activities	(240)	3,028

Investing activities:
Additions to property, plant and equipment	(1,213)	(3,277)
Acquisitions, net of cash acquired	(10,047)	—
Other, net	(156)	31

Net cash used by investing activities	(11,416)	(3,246)

Financing activities:
Proceeds from issuance of debt	—	73
Principal payments on long-term debt and notes payable	(259)	(416)
Advances on revolving lines of credit	41,464	25,423
Payments on revoloving lines of credit	(29,464)	(24,957)
Other, net	14	41

Net cash provided by financing activities	11,755	164

Net increase (decrease) in cash and cash equivalents	99	(54)
Cash and cash equivalents, beginning of year	29	82

Cash and cash equivalents, end of quarter	$128	$28

See accompanying notes to condensed consolidated financial statements.

	Six Months Ended
	June 30,
	2009	2008

Non-GAAP Financial Information
Adjusted Earnings Before Interest, Depreciation, and Amortization (EBITDA)(1):

Net Income	$6,563	$9,503

Income tax expense	3,733	5,439
Interest expense	835	959
Other expenses	24	9
Depreciation and amortization	3,790	3,270
Stock based compensation	923	1,248
Severance and restructuring costs	362	—
Acquisition costs — SFAS 141(R)	239	—
TCA wind-up costs	249	—

Adjusted EBITDA	$16,718	$20,428

Free Cash Flow (2):
Net cash used by operating activities	$(240)	$3,028
Less:

Capital Expenditures	(1,213)	(3,277)

Free Cash Flow	$(1,453)	$(249)

1.	We believe Adjusted EBITDA is a measure important to many investors as an indication of operating performance by the business. We feel this measure provides additional transparency to investors that augments, but does not replace the GAAP reporting of net income and provides a good comparative measure. Adjusted EBITDA is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of net income.

2.	We believe Free Cash Flow is a measure of the operating cash flow of the Company that is useful to investors. Free Cash Flow is a measure of the cash generated by the Company for such purposes as repaying debt or funding acquisitions. Free Cash Flow is not a measure of performance defined by GAAP and should not be used in isolation or as a substitute for the related GAAP measure of cash generated (used) by operating activities.